UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	November 11, 2009

LAZARE KAPLAN INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 972-9700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Lazare Kaplan International Inc. (the “Company”) received notice from NYSE Regulation (the “Staff”), on behalf of NYSE AMEX LLC (the “Exchange”), on November 11, 2009, that it accepted the Company’s previously submitted plan of compliance (the “Plan”) and granted the Company an extension until December 31, 2009 (the “Extension Period”) to regain compliance with the Exchange’s continued listing standards, described further below. The Company will be subject to periodic review by the Staff during the Extension Period. Failure of the Company to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the Extension Period could result in the Company being delisted from the Exchange.

As announced by the Company on September 18, 2009, the Company received a Deficiency Letter from the Staff dated September 16, 2009, relating to the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended May 31, 2009. In response to that letter, the Company submitted the Plan, advising the Exchange of action it has taken, or will take, to bring the Company into compliance with Sections 134 and 1101 of the Exchange’s Company Guide. The Company received a second Deficiency Letter from the Staff dated October 20, 2009, relating to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended August 31, 2009.

A copy of a press release relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press Release dated November 12, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: November 12, 2009	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer